UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                Van Kampen Trust for Investment Grade Municipals
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                                (Name of Issuer)

                             Auction Rate Preferred
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                         (Title of Class of Securities)

                                    920929205
                                 (See Item 2(e))
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                                 (CUSIP Number)

                                December 31, 2009
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [X] Rule 13d-1(b)
            [_] Rule 13d-1(c)
            [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 920929205

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Bank of America Corporation   56-0906609

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

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               5.    SOLE VOTING POWER

                           0

               -----------------------------------------------------------------
  NUMBER OF     6.    SHARED VOTING POWER
   SHARES
BENEFICIALLY               3,054
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH    7.    SOLE DISPOSITIVE POWER

                           0

               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                           3,054

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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           3,054

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           21.2%

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12.   TYPE OF REPORTING PERSON

                           HC

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CUSIP No. 920929205

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Merrill Lynch, Pierce, Fenner & Smith, Inc.     13-5674085

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

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               5.    SOLE VOTING POWER

                           27

               -----------------------------------------------------------------
  NUMBER OF     6.    SHARED VOTING POWER
   SHARES
BENEFICIALLY               0
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH    7.    SOLE DISPOSITIVE POWER

                           27

               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                           0

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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           27

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.2%

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12.   TYPE OF REPORTING PERSON

                           BD, IA

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CUSIP No. 920929205

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Bank of America, N.A.   94-1687665

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States

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               5.    SOLE VOTING POWER

                           0

               -----------------------------------------------------------------
  NUMBER OF     6.    SHARED VOTING POWER
   SHARES
BENEFICIALLY               1,733
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH    7.    SOLE DISPOSITIVE POWER

                           0

               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                           1,733

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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,733

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           12.0%

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12.   TYPE OF REPORTING PERSON

                           BK

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CUSIP No. 920929205

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Blue Ridge Investments, L.L.C.      56-1970824

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

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               5.    SOLE VOTING POWER

                           1,294

               -----------------------------------------------------------------
  NUMBER OF     6.    SHARED VOTING POWER
   SHARES
BENEFICIALLY               0
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH    7.    SOLE DISPOSITIVE POWER

                           1,294

               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                           0

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,294

--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           9.0%

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12.   TYPE OF REPORTING PERSON

                           OO

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CUSIP No. 920929205

Item 1(a).  Name of Issuer:

            Van Kampen Trust for Investment Grade Municipals

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Van Kampen Investments Inc.
            522 Fifth Avenue
            New York, NY 10036

Item 2(a).  Name of Person Filing:*

            Bank of America Corporation ("Bank of America")
            Merrill Lynch, Pierce, Fenner & Smith, Inc. ("MLPFS")
            Bank of America, N.A. ("BANA")
            Blue Ridge Investments, L.L.C. ("Blue Ridge")

Item 2(b).  Address of Principal Business Office, or if None, Residence:

The address of the principal business office of Bank of America and BANA is:

            Bank of America Corporate Center
            100 North Tryon Street
            Charlotte, North Carolina 28255

The address of the principal business office of MLPFS is:

            4 World Financial Center
            250 Vesey Street
            New York, New York 10080

The address of the principal business office of Blue Ridge is:

            214 North Tryon Street
            Charlotte, North Carolina 28255

Item 2(c).  Citizenship:

            See Item 4 of Cover Pages

Item 2(d).  Title of Class of Securities:

            Auction Rate Preferred

Item 2(e).  CUSIP Numbers:

            920929205, 920929304, 920929403, 920929502, 920929601, 920929700,
            920929809, 920929874, 920929882

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing Is a:

            (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

            (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

            (d) [_] Investment company registered under Section 8 of the Investment Company Act;

            (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

            (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) [_] A savings association as defined in Section 3(b) of the Federal

* This Amendment has been filed to reflect certain corrections in the information reported in item 1 on each of the Cover Pages of the Schedule 13G filed by the Reporting Persons on January 20, 2010, and supersedes in its entirety such previous filing.

CUSIP No. 920929205

                     Deposit Insurance Act;

            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.*

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The number of shares reported herein represents combined holdings in multiple series of auction rate preferred securities of the issuer, which are treated herein as one class of securities in accordance with the Securities and Exchange Commission's Auction Rate Securities Global Exemptive Relief no action letter issued on September 22, 2008.

(a)   Amount beneficially owned:

            See Item 9 of Cover Pages

(b)   Percent of class:

            See Item 11 of Cover Pages

(c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:

            (ii)  Shared power to vote or to direct the vote:

            (iii) Sole power to dispose or to direct the disposition of:

            (iv)  Shared power to dispose or to direct the disposition of:

            See Items 5-8 of Cover Pages

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [_]

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

* This Amendment has been filed to correct certain calculations reported in items 5, 6, 7, 8, 9 and 11 on each of the Cover Pages of the Schedule 13G filed by the Reporting Persons on January 20, 2010, and supersedes in its entirety such previous filing.

CUSIP No. 920929205

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 12, 2010

                                    Bank of America Corporation
                                    Bank of America, N.A.


                                    By: /s/ Angelina L. Richardson
                                        ----------------------------------------
                                        Name: Angelina L. Richardson
                                        Title: Vice President


                                    Merrill Lynch, Pierce, Fenner & Smith, Inc.


                                    By: /s/ Lawrence Emerson
                                        ----------------------------------------
                                        Name: Lawrence Emerson
                                        Title: Attorney-In-Fact


                                    Blue Ridge Investments, L.L.C.


                                    By: /s/ John Hiebendahl
                                        ----------------------------------------
                                        Name: John Hiebendahl
                                        Title: Vice President and Controller